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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP


     We consent to the references to our firm under the captions "Selected Financial Information" and "Experts" in the Registration Statement (Form S-3 No. 333-04581) and related Prospectus of Clear Channel Communications, Inc. for the registration of 3,850,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 16, 1996, and March 25, 1996, with respect to the consolidated financial statements of Clear Channel Communications, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                          /s/  ERNST & YOUNG LLP


June 12, 1996

San Antonio, Texas